Exhibit 15.1

May 5, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 5, 2017 on our review of interim financial information of MSCI Inc. for the three month periods ended March 31, 2017 and March 31, 2016 included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2017 is incorporated by reference in its Registration Statement on Form S-8 No. 333-147540, No. 333-165888, No. 333-167624 and No. 333-210987 dated November 20, 2007, June 3, 2010, June 18, 2010 and April 28, 2016, respectively, and on Form S-3 No. 333-206232 dated August 7, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York